UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2014

HOLOGIC, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Mark J. Casey. On November 7, 2014, it was agreed that Mark J. Casey would resign as an executive officer of Hologic, Inc. (the “Company”). Prior to his resignation, Mr. Casey served as Chief Administrative Officer, General Counsel and Secretary. Mr. Casey will remain with the Company until December 19, 2014, the effective date of his resignation.

(e) Mark J. Casey Separation Agreement. In connection with Mr. Casey’s resignation, Mr. Casey and the Company entered into a Separation Agreement and General Release of All Claims (the “Separation Agreement”), dated November 10, 2014.

A summary of the material terms and conditions of the Separation Agreement is set forth below. The below description of the Separation Agreement does not purport to be complete and it is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Mr. Casey’s agreement to resign was at the request of the Company, and therefore constituted a termination without cause under his Severance and Change in Control Agreement with the Company, dated March 5, 2013 (the “Severance Agreement”). The Separation Agreement provides that Mr. Casey will remain with the Company through December 19, 2014 (the “Resignation Date”).

Under the terms of the Separation Agreement and until the Resignation Date, (i) Mr. Casey will continue to receive his base salary of $435,000 per year, (ii) Mr. Casey will continue to participate in the Company’s Short-Term Incentive Plan for the 2014 fiscal year subject to and in accordance with its terms, (iii) Mr. Casey’s outstanding equity awards will remain outstanding and continue to vest subject to and in accordance with their respective terms, and (iv) Mr. Casey will be entitled to continue to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of the date of the Separation Agreement.

Following the Resignation Date and subject to Mr. Casey executing a general release of all claims, Mr. Casey will be entitled to receive the following severance benefits, which correspond to the severance benefits he otherwise would have been entitled to receive under the Severance Agreement: (a) $630,407, corresponding to twelve (12) month’s base salary plus an annual bonus equal to the average of the annual bonuses paid or payable to Mr. Casey during the last three (3) fiscal years ended prior to the Resignation Date, to be paid out pro-rata over the succeeding twelve-month period in accordance with normal payroll practices for the Company’s senior executive officers and (b) a lump sum payment of $45,135, corresponding to a $21,750 pro-rata bonus for fiscal year 2015 plus twelve (12) months of COBRA continuation premiums, to be paid on the first payroll date following the Resignation Date. The Separation Agreement also provides that Mr. Casey’s non-disclosure and developments agreement and employee non-competition agreement will remain in effect. The Separation Agreement supersedes and replaces in its entirety the Severance Agreement.

Approval of 2015 Short-Term Incentive Plan. On November 7, 2014, the Compensation Committee approved the Company’s 2015 Short-Term Incentive Plan (the “STIP”). The STIP provides performance-based awards for eligible employees, subject to a maximum limit, as described in more detail below. Targeted payout levels will be achieved at a combination of corporate, division and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s title and/or role.

The maximum bonus payouts will be 200% of targeted payout levels (e.g., an individual with a targeted payout level of 50% of annual base salary target would be eligible for a 100% payout). The Compensation Committee reserves the right, in its sole discretion, to decrease any bonus payouts to any participant under the STIP regardless of the level of corporate, division and/or individual goals that have been achieved.

Targeted payout levels for Stephen P. MacMillan, the Company’s President and Chief Executive Officer, and Robert W. McMahon, the Company’s Chief Financial Officer, under the 2015 STIP as measured by a percentage of base salary are 150% and 75%, respectively. None of the named executive officers of the Company (for whom disclosure was required in the Company’s Definitive Proxy Statement on Schedule 14A for its 2014 annual meeting of stockholders) are participating in the 2015 STIP.

The above description of the STIP does not purport to be complete and it is qualified in its entirety by reference to the STIP, a copy of which is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and General Release of All Claims by and between Mark J. Casey and Hologic, dated November 10, 2014.

10.2	Hologic, Inc. 2015 Short-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2014	HOLOGIC, INC.

	By:	/s/ Robert W. McMahon
Robert W. McMahon
Chief Financial Officer